Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of American Oncology Network, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of American Oncology Network, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), of stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Nashville, Tennessee
April 27, 2023, except for the effects of the reverse recapitalization as disclosed in Note 2, as to which the date is November 17, 2023
We have served as the Company’s or its predecessor's auditor since 2020.

AMERICAN ONCOLOGY NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$26,926	$27,354
Short-term marketable securities	9,851	—
Restricted cash	—	5,000
Patient accounts receivable, net	136,098	111,226
Inventories	36,476	34,529
Other receivables	28,201	25,078
Prepaids expenses and other current assets	2,670	3,277
Current portion of notes receivable – related parties	1,797	1,812
Total current assets	242,019	208,276
Property and equipment, net	31,980	32,648
Operating right of use assets, net(1)	43,724	—
Notes receivable – related parties	2,076	3,151
Other assets	5,199	3,111
Goodwill and intangibles, net	1,230	1,112
Total assets	$326,228	$248,298
Liabilities and Members’ Equity
Current liabilities
Accounts payable(2)	$106,495	$92,908
Accrued compensation related costs	7,466	8,901
Accrued other	17,800	13,792
Medicare advance payment	—	3,742
Current portion operating lease liability(3)	9,177	—
Total current liabilities	140,938	119,343
Commitments and contingencies (Note 16)
Long-term portion operating lease liability(4)	37,224	—
Long-term debt, net	80,301	63,694
Other long-term liabilities	5,749	5,717
Total liabilities	264,212	188,754
Stockholders’ equity
Class A units; 19,495,376 units outstanding at December 31, 2022 and 2021	7,725	7,725
Class A-1 units; 1,842,520 units outstanding at December 31, 2022 and 2021	28,500	28,500
Class B units; 4,703,628 units outstanding at December 31, 2022 and 2021	80	80
Accumulated other comprehensive loss	(117)	—
Retained earnings	25,828	23,239
Total members’ equity	62,016	59,544
Total liabilities and members’ equity	$326,228	$248,298
(1)	— Includes related party operating lease right-of-use assets, net of $13,077 at December 31, 2022
(2)	— Includes amounts due to related party of $102,113 and $88,799 at December 31, 2022 and 2021, respectively
(3)	— Includes related party current portion of operating lease liabilities of $1,836 at December 31, 2022
(4)	— Includes related party long-term operating lease liabilities of $11,631 at December 31, 2022
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
($ in thousands, except share and per share data)
	Year Ended December 31,
	2022	2021	2020
Revenue
Patient service revenue, net	$1,137,932	$938,242	$714,678
HHS grant income	—	—	6,841
Other revenue	11,738	5,505	3,224
Total revenue	1,149,670	943,747	724,743
Costs and expenses
Cost of revenue(1)(2)	1,054,217	865,788	658,638
General and administrative expenses	89,887	77,048	44,033
Total costs and expenses	1,144,104	942,836	702,671
Income from operations	5,566	911	22,072
Other income (expense)
Interest expense	(3,417)	(1,419)	(1,116)
Interest income	151	127	32
Other income, net	289	736	180
Income before income taxes	2,589	355	21,168
Income tax expense (benefit)	—	460	(783)
Net income (loss) before noncontrolling interest	$2,589	$(105)	$21,951
Net income (loss) attributable to Legacy AON Shareholders prior to the reverse recapitalization	$2,589	$(105)	$21,951
Net loss attributable to Class A Common Stockholders	$—	$—	$—
Earnings (loss) per Class A Common Stock:
basic and diluted	$—	$—	$—
Weighted average Class A Common Stock outstanding:
basic and diluted	—	—	—
Other comprehensive loss:
Unrealized losses on marketable securities	(117)	—	—
Other comprehensive loss	(117)	—	—
Comprehensive income (loss)	$2,472	$(105)	$21,951
(1)	Includes related party inventory expense of $922,148, $718,675, and $567,782 for the years ended December 31, 2022, 2021, and 2020, respectively
(2)	Includes related party rent expense of $2,643, $2,319, and $6,845 for the years ended December 31, 2022, 2021 and 2020, respectively
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
($ and shares in thousands)
	Class A		Class A-1		Class B Units	Class B $	Accumulated Other Comprehensive Loss	Retained Earnings	Total Members’ Equity
	Units	$	Units	$
Balances at December 31, 2019	19,495	$7,725	—	$—	3,218	$40	$—	$1,393	$9,158
Issuance of Class A-1 units, net of issuance costs			1,843	28,500					28,500
Net income	—	—	—	—	—	—	—	21,951	21,951
Equity-based compensation	—	—	—	—	—	20	—	—	20
Balances at December 31, 2020	19,495	7,725	1,843	28,500	3,218	60	—	23,344	59,629
Net income	—	—	—	—	—	—	—	(105)	(105)
Equity-based compensation	—	—	—	—	1,485	20	—	—	20
Balances at December 31, 2021	19,495	7,725	1,843	28,500	4,704	80	—	23,239	59,544
Net income	—	—	—	—	—	—	—	2,589	2,589
Other comprehensive loss	—	—	—	—	—	—	(117)	—	(117)
Balances at December 31, 2022	19,495	$7,725	1,843	$28,500	4,704	$80	$(117)	$25,828	$62,016
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands, except share data)
	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income (loss)	$2,589	$(105)	$21,951
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	6,719	6,079	3,656
Amortization of debt issuance costs	627	363	19
Amortization of right-of-use assets(1)	10,364	—	—
Loss on extinguishment of debt financing costs	—	80	—
Equity-based compensation	—	20	20
Deferred income taxes	—	786	(1,178)
Gain on sale of equipment	(121)	(79)	—
Deferred rent	—	1,293	651
Changes in operating assets and liabilities:
Patient accounts receivable, net	(24,873)	(30,803)	(35,485)
Inventories(2)	(1,947)	(10,260)	(6,272)
Prepaid expenses and other current assets	607	(1,883)	(481)
Other receivables	(3,123)	(8,095)	(6,121)
Other assets	(1,748)	(1,021)	(550)
Accounts payable(3)	14,077	21,679	34,000
Accrued compensation related costs	(1,435)	2,093	3,840
Accrued other	4,008	5,568	5,271
Operating lease liability(4)	(10,485)	—	—
Medicare advance payment	(3,742)	(13,447)	17,189
Other long-term liabilities	1,699	1,394	735
Net cash (used in) provided by operating activities	(6,784)	(26,338)	37,245
Cash flows from investing activities
Purchases of property and equipment	(7,193)	(8,322)	(12,221)
Disposals of property and equipment	2,084	683	—
Purchase of marketable securities	(12,619)	—	—
Proceeds from sales of marketable securities	2,652	—	—
Acquisition of physician practices	(5)	(3,215)	(933)
Issuance of notes receivable — related parties	(243)	(1,263)	(5,478)
Collections on notes receivable — related parties	1,333	1,423	3,958
Net cash used in investing activities	(13,991)	(10,694)	(14,674)
Cash flows from financing activities
Repayments of revolving line of credit	—	(10,000)	(12,061)
Borrowings on long-term debt	16,250	65,000	12,518
Repayments of long-term debt	—	(27,098)	(12,522)
Issuance of class A-1 units, net of issuance costs	—	—	28,500
Cash paid for deferred offering costs	(206)	—	—
Repayments on finance and capital leases	(426)	(205)	—
Cash paid for debt financing costs	(271)	(1,153)	(177)
Net cash provided by financing activities	15,347	26,544	16,258
Net (decrease) increase in cash and cash equivalents and restricted cash	(5,428)	(10,488)	38,829
The accompanying notes are an integral part of the consolidated financial statements.

	Year Ended December 31,
	2022	2021	2020
Cash, cash equivalents and restricted cash
Beginning of year	32,354	42,842	4,013
End of year	$26,926	$32,354	$42,842
Supplemental consolidated cash flow information
Cash paid for interest	$2,184	$1,378	$1,097
Cash paid for income taxes	—	—	335
Supplemental noncash investing and financing activities
Changes in accounts payable for capital additions to property and equipment	623	890	302
Assumed capital lease liabilities in acquisition of physician practice	—	1,097	—
Reduction of notes receivable as consideration for purchase of physician practice assets	—	—	654
Note payable for acquisition of physician practice	—	—	621
Payables for deferred offering costs	133	—	—
Disposal of property and equipment in exchange for reduction in finance lease liability	72	—	—
(1)	Includes related party amortization of operating right-of-use assets of $2,059 for the year ended December 31, 2022
(2)	Includes changes in related party balances of ($1,850), ($11,848) , and ($6,322) for the years ended December 31, 2022, 2021, and 2020, respectively
(3)	Includes changes in related party balances of $13,314, $23,309, and $37,744 for the years ended December 31, 2022, 2021 and 2020, respectively
(4)	Includes changes in related party balance of ($1,995) for the year ended December 31, 2022
The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands, except share data)
1. Business
American Oncology Network, Inc. (“AON”, “New AON”, “AON Inc.”, or the “Company”), through its subsidiary company and variable interest entities (together, “its subsidiaries”), is an alliance of physicians and seasoned healthcare leaders who provide comprehensive oncology services through 24 oncology practices located in Arkansas, Louisiana, Indiana, Virginia, Ohio, Nevada, Iowa, Missouri, Washington, North Carolina, Michigan, Maryland, South Carolina, Arizona, and Georgia. The Company also provides expertise in drug procurement and payor contracting, along with practice diversification through centralized laboratory and pathology services, as well as specialty pharmacy services. During the years ended December 31, 2022, 2021, and 2020, respectively, the Company entered into affiliation agreements with or acquired the following oncology practices. The operations of the practices that were acquired have been included in the Company’s consolidated financial statements since the date of acquisition. The Company intends to continue to pursue additional purchases of physician practices in addition to seeking out new affiliation relationships.

2020			2021			2022
	State	Effective Date		State	Effective Date		State	Effective Date
Location 12	North Carolina	4/1/2020	Location 18	Maryland	3/1/2021	Location 23	Arizona	1/1/2022
Location 13	Maryland	5/1/2020	Location 19	Arizona	4/1/2021	Location 24	Georgia(a)	1/1/2022
Location 14	Virginia	5/1/2020	Location 20	Washington	5/1/2021	Location 25	Louisiana(a)	1/17/2022
Location 15	Michigan	7/1/2020	Location 21	Georgia(a)	8/1/2021	Location 26	Georgia(a)	4/5/2022
Location 16	Washington	8/1/2020	Location 22	Arizona	11/1/2021	Location 27	Georgia(a)	5/1/2022
Location 17	Georgia and South Carolina	9/1/2020				Location 28	Georgia(a)	9/20/2022

(a)
The Company entered into affiliation agreements with the physicians for these respective practices. The Company evaluated each of the affiliation agreements and determined that the transactions did not represent a business combination.

2. Reverse Recapitalization
Business Combination Agreement
Digital Transformation Opportunities Corp. (“DTOC”), American Oncology Network, LLC (“AON LLC”), GEF AON Holdings Corp. (“AON Class C Preferred Investor”), and DTOC Merger Sub, Inc., a direct, wholly owned subsidiary of DTOC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 14, 2023 (which further amended and restated the Business Combination Agreement entered into by DTOC and AON as of October 5, 2022, and amended and restated on January 6, 2023, and April 27, 2023), pursuant to which, among other transactions, on September 20, 2023 (the “Closing Date”), DTOC and AON undertook a series of transactions (the “Reverse Recapitalization” or the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company are held by AON LLC, and DTOC became a member of AON LLC. In connection with the closing of the Business Combination (“the Closing”), DTOC changed its name to “American Oncology Network, Inc.”. The Business Combination was completed on September 20, 2023.
As a result of, and in connection with, the Closing, among other things, (i) AON LLC amended and restated its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON LLC common units (“AON LLC Common Units”) that can be exchanged on a one-to-one basis for shares of New AON Class A common stock (“New AON Class A Common Stock”) and its existing AON LLC Class C units into AON LLC Series A preferred units (“AON LLC

Series A Preferred Units”); (ii) AON LLC converted profit pool units of certain of AON LLC’s subsidiaries into an equal number of AON LLC Common Units and shares of New AON Class B common stock (“New AON Class B Common Stock”), which together are exchangeable into shares of New AON Class A Common Stock (together with the New AON Class B Common Stock, the “New AON Common Stock”); (iii) New AON amended and restated its charter (the “Charter”) to provide for (a) the conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A Common Stock on a one-to-one basis, (b) amendment of the terms of New AON Class B Common Stock to provide holders voting rights but no economic rights and (c) designation of a new series of New AON preferred stock as Series A convertible preferred stock (the “New AON Series A Preferred Stock” or “Series A Preferred Stock”) with such rights and preferences as provided for in the certificate of designation of the New Aon Series A Preferred Stock (the “New AON Series A Certificate of Designation”); and (iv) among other things, (a) AON LLC issued common units to New AON in exchange for a combination of cash and shares of New AON Class B Common Stock and warrants to acquire shares of New AON Class B Common Stock (the “Class B Prefunded Warrants”), (b) New AON was admitted as a member of AON LLC, (c) AON LLC distributed shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON LLC equity holders, (d) New AON reserved a specified number of additional shares of New AON Class A Common Stock after the Closing for issuance to eligible participants, (e) Merger Sub merged with and into the AON Class C Preferred Investor whereby the separate existence of Merger Sub ceased and New AON issued a number of shares of New AON Series A Preferred Stock equal to the number of AON LLC Series A preferred units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor (the “First Step”), (f) promptly after the First Step, the AON Class C Preferred Investor merged with and into New AON whereby the separate existence of the AON Class C Preferred Investor ceased and New AON held all the AON LLC Series A preferred units and (g) from and after the Closing (but subject to lock-up restrictions), the AON LLC common equity holders (other than New AON), referred to herein as “Legacy AON Shareholders” (former AON LLC Class A, Class A-1, and Class B unit holders), will have the right (but not the obligation) to exchange AON LLC Common Units together with an equal number of shares of New AON Class B Common Stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of New AON Class A Common Stock.
In addition, in connection with the Closing, DTOC completed the offer to the holders of AON LLC Class B-1 units to exchange their AON LLC Class B-1 units for such number of newly issued shares of New AON Class A Common Stock equal to the ratio set forth in the Business Combination Agreement (such offer, the “Exchange Offer”). DTOC and AON LLC solicited consents from the holders of AON LLC Class B-1 units to make certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON LLC Class B-1 units were granted, which provided for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON LLC Class B-1 units into shares of New AON Class A Common Stock (collectively, the “Proposed Amendments”). The requisite number of holders of Class B-1 units provided their consent to the Proposed Amendments, and as a result, in connection with the Closing, all AON LLC Class B-1 units were exchanged for an aggregate of 1,047,343 shares of New AON Class A Common Stock.
Reverse Recapitalization
AON LLC merged with DTOC, with AON LLC surviving the Merger. AON LLC is governed by a board of managers composed of three (3) persons that were designated by New AON and two (2) persons that were designated by holders of a majority of the AON LLC Common Units, held by members of AON LLC other than New AON. Management determined AON LLC was not a variable interest entity (Refer to Note 2), and as result, identified AON LLC as the accounting acquirer of the Merger in accordance ASC Topic 805. Management concluded that AON LLC was the accounting acquirer due to (i) the Legacy AON Shareholders, defined as the former AON Class A, Class A-1, and Class B unit holders, receiving the largest portion of the voting rights in the combined company, New AON, (ii) significantly all of the Legacy AON Shareholders retained their equity interest as stockholders in New AON, (iii) AON LLC’s operations prior to the Merger comprising the only ongoing operations of New AON, (iv) the Legacy AON Shareholders have the right to appoint a majority of the directors of New AON, (v) the executive management of AON LLC will become the executive management of New AON and (vi) AON LLC is significantly larger than New AON in terms of revenue, total assets, and employees. Therefore, the Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”), with no goodwill or other intangible assets recorded, in accordance with ASC Topic 805. New AON was treated as the “acquired” company for financial reporting purposes, and for accounting purposes, the Reverse Recapitalization was treated as the equivalent of AON LLC issuing stock for the net assets of New AON, accompanied by a recapitalization.
The Company recasted the units outstanding related to the historical AON LLC Class A, Class A-1, and Class B units prior to the Reverse Recapitalization (“Historical AON LLC Equity”) as common equity of New AON, equal to the Per Company Class Unit Exchange Ratio, pursuant to the Business Combination Agreement. The Per Company Unit Exchange Ratio at which AON LLC Class A units and Class A-1 units were reclassified is equal to 2,524 AON Common Units. The Per Company Unit Exchange Ratio at which AON LLC Class B units were reclassified varied depending on participation threshold, and is equal to 2,524, 2,453, or 1,976, AON Common Units. The Per Company Unit Exchange Ratio at which Class C units were reclassified is equal to 2,705 AON LLC Series A Preferred Units. Refer to Note 12 for Stockholders’ Equity and Note 18 for Earnings (Loss) per Share for additional disclosures updated to give effect to the Reverse Recapitalization.
3. Summary of Significant Accounting Policies and Basis of Presentation
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary American Oncology Network, LLC, American Oncology Management Company, LLC (“AOMC”), and its consolidated variable interest entities (“VIEs”), American Oncology Partners, P.A. (“AON Partners”), American Oncology Partners of Maryland, P.A. (“Partners of Maryland”) and AON Central Services, LLC (“Central Services”). AON Central Services, LLC was established during 2022; however, as of December 31, 2022, it had no activity.
For the year ended December 31, 2020, 2021, and 2022, these consolidated financial statements present the consolidated results of operations, comprehensive income (loss), cash flows and changes in equity of AON LLC and its wholly-owned subsidiaries and variable interest entities. The consolidated balance sheet as of December 31, 2022 and December 31, 2021, presents the financial condition of AON LLC and its wholly-owned subsidiaries and variable interest entities. All significant intercompany accounts, related-party balances and transactions between the entities have been eliminated in consolidation.
The Company accounts for American Oncology Network, LLC, AON Partners, and Partners of Maryland in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidations. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a VIE. A VIE is broadly defined as an entity that has any of the following three characteristics: (i) the equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (ii) substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights; or (iii) the equity investors as a group lack any of the following, the power through voting or similar rights to direct the activities of the entity that most significantly impact the entity’s economic performance, the obligation to absorb the expected losses of the entity, or the right to receive the expected residual returns of the entity. The Company consolidates a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any.
AON LLC has contractual relationships with AON Partners and Partners of Maryland and the physician owners through management service agreements (“MSAs”) and other contractual agreements to provide all practice management services outside of medical services provided by the physicians. In addition, despite not being required by the contractual relationships, AON LLC regularly provides funding to support AON Partners and Partners of Maryland’s operations and acquisitions of physician practices. The Company has concluded that AON Partners and Partners of Maryland are both VIEs in which AON LLC has the characteristics of a controlling financial interest and is deemed to be the primary beneficiary. The variable interest subjects the Company to all potential losses in the entities and, therefore, requires AON LLC, and in turn the Company, to consolidate the results of AON Partners and Partners of Maryland in its consolidated financial statements. As noted above, Central Services is also a VIE; however, there was no activity during 2022. Refer to Note 4 for further information on the VIEs.

Accounting Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are involved in the calculation of the Company’s allowance for contractual adjustments and allowances for uncollectible on accounts receivable, liabilities for provider compensation, and accrued insurance claim reserves. Actual results could differ from those estimates.
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenue and assets are in the United States.
Revenue Recognition
Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and any such revenue recognized during the years ended December 31, 2022, 2021, and 2020 was immaterial.
Additionally, the Company does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2022 and 2021. Approximately $818.5 million, $683.0 million, and $542.0 million of the Company’s revenues are generated from services performed during patient visits with the remainder primarily generated from shipments of pharmacy prescriptions for the years ended December 31, 2022, 2021, and 2020, respectively.
As services are performed and prescriptions are shipped, billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.
The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined. For the years ended December 31, 2022, 2021, and 2020, such resulting historic adjustments have been immaterial to the consolidated financial statements.
In assessing who is the principal in providing patient services and pharmacy prescriptions, the Company considered who controls the provision of services and prescriptions. The Company has determined they are acting as a principal in these relationships.
In April 2022, the Company entered into a long-term arrangement to sponsor and manage a clinical trial. The Company subsequently contracted with a third-party to provide the clinical research services and is the principal in this arrangement. The performance of clinical research services are considered a single performance obligation because the Company provides a highly-integrated service. Revenue is recognized for the single performance obligation over time due to the Company’s right to payment for work performed to date. The contract provides for invoices based on predetermined milestones.

The Company uses the cost-to-cost measure of progress for the Company’s contract because it best depicts the transfer of control to the customer as the performance obligation is fulfilled. For this method, the Company compares the contract costs incurred to date to the estimated total contract costs through completion. As part of the client proposal and contract negotiation process, the Company develops a detailed project budget for the direct costs and reimbursable costs based on the scope of the work, the complexity of the study, the geographical location involved and the Company’s historical experience. The estimated total contract costs at the project level are reviewed and revised periodically throughout the life of the contract, with adjustments to revenue resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are identified. Contract costs consist primarily of direct labor and other reimbursable project-related costs such as travel, third-party vendor costs and investigator fees. The Company establishes pricing based on the Company’s internal pricing guidelines, discount agreements, if any, and negotiations with the client. The transaction price is the contractually defined amount. For the year ended December 31, 2022, the Company recognized revenue of $4.3 million related to the clinical trial which is included within other revenue.
In March 2020, the World Health Organization determined the resulting outbreak of COVID-19, the disease caused by this novel coronavirus, to be a pandemic. The pandemic is disrupting supply chains worldwide as national and local governments implement measures intended to slow the spread of COVID-19, with production and sales across a range of industries impacted in different ways.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act, or CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, increasing the ability to deduct interest expense, and deferring social security payments, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act.
In April 2020, the Company received approximately $24.0 million of cash from government stimulus programs designed to assist small businesses during the pandemic. Of this amount, $17.2 million in advances included on the Consolidated Balance Sheet as of December 31, 2020, were received under the Centers for Medicare & Medicaid Services (CMS) accelerated and advance payment program which is for services to be rendered and reimbursed under Medicare programs. In October 2020, as determined by the Continuing Appropriations Act, 2021 and Other Extensions Act, the recoupment period would begin one year after the date the advance payment was received, therefore recoupment began in April 2021. At December 31, 2022 and 2021, the outstanding liability was $0 and $3.7 million, respectively. Revenue recognized in the reporting period that was included in the Medicare advance payment balance at January 1, 2022 and January 1, 2021 was $3.7 million and $13.5 million, respectively. The remaining $6.8 million of the $24.0 million received was in the form of a grant from the Department of Health and Human Services and does not require repayment. As an accounting policy election, the Company utilized ASC 958 by analogy to recognize funds received under the CARES Act from the Provider Relief Fund as revenue, given no direct authoritative guidance is available to for-profit organizations to recognize revenue for government contributions and grants.
The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.
Short-term Marketable Securities
Investments in marketable securities consist of corporate bonds and U.S. Treasury securities. Management determines the appropriate classification of investments at the time of purchase and reevaluates such determination at each balance sheet date. Marketable securities are classified as available-for-sale and are carried at fair value in the Consolidated Balance Sheets. The marketable securities are classified as short- term based on management’s intent to convert such securities within one year and the ability to convert them within two to three days.
The Company evaluates its investments to assess whether those with unrealized loss positions were other than temporarily impaired. Impairments were considered to be other than temporary if they were related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary were determined based on the specific identification method and reported in Interest income in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Cost of Revenue
Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.
Business Combinations
The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash or deposits with financial institutions and deposits in highly liquid money market securities. Deposits with financial institutions are insured by the Federal Deposit Insurance Corporation up to certain defined limits. Bank deposits at times may exceed federally insured limits. The Company has not experienced any losses in these accounts.
Restricted Cash
The Company maintains certain cash balances restricted as to withdrawal or use and presented separately from Cash and cash equivalents on the Consolidated Balance Sheets. Restricted cash includes amounts held as collateral related to the Company’s PNC Loan Facility (Note 11).
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same cash amounts shown in the Consolidated Statements of Cash Flows.

	As of December 31,
	2022	2021
Cash and cash equivalents	$26,926	$27,354
Restricted cash	—	5,000
Total cash, cash equivalents and restricted cash shown in the statements of cash flow	$26,926	$32,354
Accounts Receivable
Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience. Concentrations of accounts receivable, net of allowances for contractual discounts and doubtful accounts, as of December 31, 2022 and 2021, are as follows:

	As of December 31,
	2022	2021
Medicare	25%	27%
Managed Medicare	25%	21%
Other Commercial	17%	17%
BCBS	17%	16%
Managed Medicaid	8%	12%
Other	8%	7%
	100%	100%
As of December 31, 2022, December 31, 2021, and January 1, 2021, the accounts receivable, net balances were $136.1 million, $111.2 million, and $80.4 million, respectively.
Inventories
Inventories, consisting primarily of pharmaceuticals finished goods, are valued at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Obsolescence for inventories is estimated based on expiration dates and slow-moving inventory. No obsolescence allowances have been recorded as of December 31, 2022 and 2021. If the Company determines that an item is obsolete, or the expected net realizable value upon sale is lower than the currently recorded cost, a write-down is recorded and charged to cost of revenue to reduce the inventory to its net realizable value and a new cost basis is established. The majority of the Company’s inventories are purchased from a related party (See Note 14).
Other Receivables
Other receivables consist primarily of rebates on drug purchases made in the current period which are offered as an incentive by the distributor and/or manufacturer and are not yet paid as of year-end.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. A summary of the lives used for computing depreciation is as follows:

Leasehold improvements	1 – 15 years
Furniture, fixtures and equipment	7 years
Medical equipment	5 – 10 years
Computer equipment	5 years
Signs	7 years
Automobiles	5 years
Software	7 years
Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, which may include one or more option renewal periods. Maintenance and repairs that do not improve service potential or extend economic life are expensed as incurred. Expenditures for major improvements and additions are capitalized. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability is measured by a comparison of the carrying amount of an asset group to the undiscounted future net cash flows expected to be generated by the asset group. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, impairment is measured by comparing the carrying amount of the assets to the estimated fair value, obtained through appraisal or market quotations, or discounted future net cash flow estimates. The Company did not recognize any long-lived asset impairments during 2022, 2021, and 2020.

Goodwill
Goodwill arising from business combinations represents the excess of the fair value of consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed as of the acquisition date. Goodwill amounts are not amortized, but rather tested for impairment annually, on October 1, or more often if circumstances indicate that the carrying value may not be recoverable. There was no impairment of goodwill during any of the periods presented.
Leases
Effective January 1, 2022, the Company adopted ASU 2016-02, Leases and the subsequently issued supplemental and/or clarifying ASUs known as ASC Topic 842 (collectively “ASC 842”) using the modified retrospective approach. See Recently Adopted Accounting Pronouncements below, which discusses the initial adoption of this new guidance.
The Company’s lease portfolio primarily consists of office and equipment leases for its practice facilities. The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s operating leases do not generally provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in-substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.
The Company elected not to recognize operating lease ROU assets and lease liabilities for all short-term leases (leases with an initial lease term of 12 months or less). The Company recognizes the lease payments associated with short-term leases as an expense over the lease term.
The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.
Income Taxes
The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.
As limited liability companies, the Company and its consolidated subsidiary are treated as partnerships for tax purposes. For these entities, income taxes are not payable or provided for, as the Company’s members are taxed individually on their interest in the Company’s taxable income. AON Partners and Partners of Maryland are both C corporations for tax reporting purposes. As such, a provision and liability for income taxes related to the results of these operations have been included in the Consolidated Statements of Operations.
Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Although certain cash accounts exceed the federally insured deposit amount, management has not previously experienced nonperformance by any financial institution.
Equity-Based Compensation
The Company measures the compensation cost of all equity awards at the estimated fair value of the award on the date of grant and records the related expense in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) on a straight-line basis over the applicable service period. The Company uses an option pricing method to value its common stock. This method allocates the fair value of total equity to the various components of equity based on an estimated liquidity event. This option pricing method first values the Company at the enterprise level, and then values breakpoints based on the liquidation preferences of the Class A, Class A-1, and Class B units. An allocation of total equity (enterprise value) is then performed to the various equity components based on the relative rights and privileges of each class of equity. The Company was assisted by third-party valuation experts to apply the above models to calculate the fair value estimate. Forfeitures are accounted for as they occur.
Debt Issuance Costs
Debt issuance costs consist of legal fees and other professional services and are capitalized. Debt issuance costs are presented in the Consolidated Balance Sheets as a direct deduction from the carrying value of the associated debt liability and amortized to interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). The costs related to the term loans are amortized using the straight-line method, which approximates the effective interest method, over the terms of the related debt. The amortization related to the debt issuance costs included in interest expense within the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) was $0.6 million in 2022, $0.4 million in 2021, and immaterial in 2020.
Offering Costs
The Company defers specific incremental costs directly attributable to proposed offerings of securities. These costs consist of legal, accounting, and other similar expenses incurred through the balance sheet date that are directly related to a potential offering. If the offering is completed, these costs will be charged against the gross proceeds of the offering. These offering costs will be allocated to the separable financial instruments issued in the transaction on a relative fair value basis of the securities issued, compared to total proceeds received. Offering costs associated with any instruments classified as liabilities will be expensed as incurred, presented as non-operating expenses in the Consolidated Statement of Operations and Comprehensive Income (Loss). At December 31, 2022, the Company had incurred approximately $0.3 million of offering costs which are included in other assets in the accompanying Consolidated Balance Sheets.
Professional Liability
The Company maintains insurance policies for exposure to professional malpractice insurance risk. The limits of malpractice insurance provide each physician/advanced practice provider with a dedicated $1.0 million limit per claim and a $3.0 million limit in the aggregate per policy period — on a first dollar basis, as no deductible applies. The policy further then extends coverage to the Company, by providing a $2.0 million limit per claim and a $4.0 million limit in the aggregate per policy period — on a first dollar basis, additionally, as no deductible applies. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and] settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.

Fair Value of Financial Instruments
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The carrying values of cash and cash equivalents, receivables, accounts payable, other current liabilities, and accrued interest approximate fair value due to their short-term nature.
Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:
Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.
Level 2
Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.
Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy. As of December 31, 2022 and 2021, there were no Level 3 financial instruments.
Recently Adopted Accounting Pronouncements
On January 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), using the modified retrospective approach for leases that existed on January 1, 2022. ASC 842 requires lessees to recognize assets and liabilities for most leases.
The Company elected to adopt the leasing package of practical expedients, which provides for not retroactively reassessing: i) any expired or existing contracts containing leases under the new definition of a lease; ii) the lease classification for any expired or existing leases; and iii) initial direct costs for any expired or existing leases. The Company also elected to adopt practical expedients around land easements and the combination of lease and non-lease components for its real estate leases. These practical expedients were applied consistently to all applicable leases.
Upon adoption of ASC 842, the Company recorded an initial adjustment to the opening balance sheet of $44.4 million to operating ROU assets, ($1.2) million to prepaid expenses and other current assets, $8.0 million to current portion of operating lease liabilities, $38.0 million to long-term operating lease liabilities, $2.5 million in ROU assets and lease liabilities related to the Company’s finance leases; and $2.8 million to other long-term liabilities. The impact of ASC 842 was not material to the Consolidated Statement of Operations and Comprehensive Income (Loss).
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform”, which provides temporary optional guidance to companies impacted by the transition away from the London Interbank Offered Rate (“LIBOR”). The guidance provides certain expedients and exceptions to applying GAAP in order to lessen the potential accounting burden when contracts, hedging relationships, and other transactions that reference LIBOR as a benchmark rate are modified. The guidance is effective as of March 12, 2020 through December 31, 2022. In February 2022, the Company amended its PNC Loan Facility whereby it is no longer referenced to LIBOR as the benchmark rate. The Company has no other contracts or transactions benchmarked to LIBOR.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes (Topic 740) by removing exceptions related to the incremental approach for intraperiod tax allocations, the requirement to recognize a deferred tax liability for certain equity method investments, the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendments in ASU 2019-12 also simplify the accounting for income taxes by requiring that an entity recognize a franchise tax that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination, specifying that an entity is not required to allocate deferred tax expense to a legal entity that is not subject to tax, requiring that an entity reflect the effect of an enacted change in tax laws or rates in the interim period that includes the enactment date, and minor codification improvements for income taxes related to employee stock ownership plans. The Company adopted the provisions of ASU 2019-12 effective January 1, 2022. The adoption of this pronouncement had no material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for the Company for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements.
In October 2021, the FASB issued ASU 2021-08, “Business Combinations: Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which provides that an acquirer must recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.
4. Variable Interest Entities
AOMC is a wholly owned subsidiary of AON LLC and neither AOMC nor AON LLC has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by a physician. AON LLC operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. AON LLC is paid a management fee to compensate AOMC for the services provided.
Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners and Partners of Maryland are both variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact AON Partners and Partners of Maryland’s economic performance through the MSAs and other contractual agreements. Accordingly, the results of AON Partners and Partners of Maryland have been consolidated with the Company for the years ended December 31, 2022, 2021, and 2020.
The assets of AON Partners and Partners of Maryland as of December 31, 2022 and 2021, are as follows:

	As of December 31,
Assets	2022	2021
Cash and cash equivalents	$26,844	$24,074
Accounts receivable	136,098	111,183
Inventories	36,476	34,529
Property and equipment, net	—	108
Prepaid expenses and other current assets	846	374
Goodwill and intangibles, net	180	180
Other receivables	28,139	24,950
Other assets	1,489	1,241
Total assets	$230,072	$196,639

The liabilities of AON Partners and Partners of Maryland as of December 31, 2022 and 2021, are as follows:

	As of December 31,
Liabilities	2022	2021
Accounts payable	$102,783	$89,275
Accrued compensation and benefits	6,021	6,504
Accrued other	15,926	9,346
Medicare advance payment	—	3,742
Other long-term liabilities	452	81
Due to AON and subsidiaries, net	128,204	102,090
Total liabilities	$253,386	$211,038
All intercompany transactions and balances with the VIEs are eliminated in consolidation.
5. Business Combinations
2022 Acquisitions
During the year ended December 31, 2022, the Company entered into a purchase agreement acquiring control of Northern Arizona Hematology and Oncology on January 1, 2022 for an aggregate purchase price of less than $0.1 million. Because the acquisition of Northern Arizona Hematology and Oncology was on the first day of the fiscal period, AON’s results for the year ended December 31, 2022 include the results of the acquired practice.
2021 Acquisitions
During 2021 the Company entered into Asset Purchase Agreements (“Transactions”) acquiring control of four (4) oncology practices. The Transactions allow the Company to expand domestic reach related to its comprehensive oncology and practice management services. As described in Note 3, the Company evaluated each of the Transactions and determined each acquisition represents a business combination. This standard also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
In connection with each of the Transactions, the Company acquired 100% of both the clinical and nonclinical assets of the respective seller. The clinical assets, acquired by AON Partners, primarily consist of medical supplies and drugs. Nonclinical assets, acquired by AOMC, primarily consist of tangible fixed assets and equipment. The following table summarizes the amounts of the assets acquired and consideration transferred recognized on respective acquisition dates disclosed in Note 1, the accounting for which is completed as of December 31, 2022. For the table below, the Company has presented the acquired locations collectively.

2021 Acquired Locations
Purchase consideration
Cash transferred upon closing	$3,215
Assumed capital lease liabilities	1,097
Total consideration transferred	4,312
Net assets acquired
Inventories	2,211
Other assets	180
Property and equipment	1,371
Total net assets acquired	3,762
Amount assigned to goodwill	$550

2020 Acquisitions
During 2020 the Company entered into Transactions acquiring control of six (6) oncology practices. As described in Note 3, the Company evaluated each of the Transactions and determined each acquisition represents a business combination. This standard also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
In connection with each of the Transactions, the Company acquired 100% of both the clinical and nonclinical assets of the respective seller. The clinical assets, acquired by AON Partners, primarily consist of medical supplies and drugs. Nonclinical assets, acquired by AOMC, primarily consist of tangible fixed assets and equipment. The following table summarizes the amounts of the assets acquired and consideration transferred recognized on respective acquisition dates disclosed in Note 1. For the table below, the Company has presented the acquired locations collectively.

2020 Acquired Locations
Purchase consideration
Cash transferred upon closing	$435
Issuance of note payable	621
Non-cash settlement	654
Total consideration transferred	1,710
Net assets acquired
Inventories	834
Property and equipment	360
Prepaids	16
Total net assets acquired	1,210
Amount assigned to goodwill	$500
The following table presents revenue and net income for the years ended December 31, 2022, 2021, and 2020, respectively, as if the fiscal 2022 acquisition had occurred as of January 1, 2021, the fiscal 2021 acquisitions had occurred as of January 1, 2020, and the fiscal 2020 acquisitions had occurred as of January 1, 2019.
The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combinations included in the reported pro forma revenue and net income.

	Pro Forma
	Year Ended December 31,
	2022	2021	2020
Revenue	$1,149,670	$1,033,187	$951,182
Net income	$2,589	$1,289	$22,381
From the dates of acquisition through December 31, 2022, December 31, 2021 and December 31, 2020, revenue attributable to 2022, 2021, and 2020 acquired businesses was $22.9 million, $55.7 million, and $63.1 million, respectively. It was impracticable to determine the effect on the Company’s net income (loss) of the acquired businesses as their operations have been integrated into the Company’s ongoing operations since the dates of acquisition.
In connection with each of the Transactions, the Company executed employment agreements with the selling physicians to become employees of AON Partners and/or Partners of Maryland. Additionally, for each transaction the Company and selling physicians entered into a separate unwind agreement granting each other a unilateral option that may be exercised by either party and effectively returns the acquired business to the selling physicians if exercised. In the event the Company or seller exercise their unwind rights, the selling physicians are required to repay the original purchase price for the assets that were sold in the Transactions plus any assets that were acquired after the Transactions, less any accumulated depreciation or amortization with respect to the assets. The selling physicians are also required to assume all contracts associated with their practice. Additionally, in the event of unwind, the selling physicians are entitled to any severance amounts that are due to them under their employment agreement with AON Partners and their employment is terminated on the unwind date. As of December 31, 2022 and 2021, no liability has been recorded related to the unwind agreements as neither the Company nor any selling physicians have exercised their unwind rights and therefore no payments are considered probable to the selling physicians.
6. Fair Value Measurements
The following table summarizes the Company’s financial assets that are measured at fair value on a recurring basis:

	As of December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents(1)
Level 1:
Money market funds	$109	$—	$—	$109
Marketable securities
Level 2:
Corporate bonds	7,742	6	(125)	7,623
U.S. Treasury securities	2,226	6	(4)	2,228
Level 2 total	9,968	12	(129)	9,851
Total	$10,077	$12	$(129)	$9,960

(1)	Included in cash and cash equivalents in the Consolidated Balance Sheet at December 31, 2022
The Company uses quoted prices in active markets for identical assets to determine the fair value of its Level 1 investments. The fair value of Level 2 investments is determined using pricing based on quoted market prices or alternative market observable inputs.
The fair value of the Company’s marketable securities as of December 31, 2022, by remaining contractual maturities, were as follows:

	As of December 31, 2022
	Corporate Bonds	U.S. Treasury Securities	Total
Due within one year	$3,660	$1,073	$4,733
Due within one to five years	3,963	1,155	5,118
Total	$7,623	$2,228	$9,851
7. Inventories
Inventories consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Intravenous drugs	$25,674	$28,897
Oral pharmaceuticals	10,802	5,632
Total inventories	$36,476	$34,529

8. Other Receivables
Other receivables consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Rebates receivable	$27,955	$24,950
Other	246	128
Total other receivables	$28,201	$25,078
9. Property and Equipment, Net
Property and equipment, net, consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Leasehold improvements	$26,076	$23,744
Furniture, fixtures and equipment	2,669	2,346
Medical equipment	11,003	8,811
Computer equipment	3,115	2,713
Signs	129	117
Automobiles	69	69
Software	4,834	4,036
Construction-in-progress	1,433	1,445
	49,328	43,281
Accumulated depreciation and amortization	(17,348)	(10,633)
Property and equipment, net	$31,980	$32,648
For the years ended December 31, 2022, 2021 and 2020, depreciation expense was approximately $6.7 million, $6.1 million, and $3.7 million, respectively, and is included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).
Construction-in-progress consists primarily of capital expenditures on new physician practice facilities which have not yet been opened and improvements to existing practice facilities which are not complete at year-end.
10. Accrued Other
Accrued other consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Refund liability	$14,544	$8,306
Deferred social security taxes – COVID	378	378
Current portion of finance lease liability	425	—
Other	2,453	5,108
Total accrued other	$17,800	$13,792
11. Long-term Debt
Debt consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
PNC Facility	$81,250	$65,000
Total	81,250	65,000
Unamortized debt issuance costs	(949)	(1,306)
Total debt	$80,301	$63,694

Credit Facilities
Truist Term Loans and Revolver
In connection with the acquisition of various physician practice assets, the Company entered into Truist Term Loans, all of which have identical underlying terms and provisions. The Term Loans are seven-year loans and require interest only payments for the first two years of the term. For the remaining five years, monthly principal and interest payments are required in amounts sufficient to fully amortize the principal at maturity. The Truist Term Loans may be prepaid in whole or in part at any time without penalty.
On August 31, 2018, the Company entered into a one-year revolving line of credit agreement (“Truist Revolver”) for $10.0 million maturing on August 31, 2019. On April 22, 2019, the Company executed the first amendment to the Truist Revolver which increased the revolving credit limit to $27.0 million and extended the maturity date to April 20, 2020. The Truist Revolver requires monthly interest only payments with the outstanding principal balance due at maturity. The original base interest rate was the one-month LIBOR rate plus an applicable margin of 1.30%.
The Truist Term Loans and Revolver were collateralized by substantially all assets of the Company and guaranteed on a limited basis by the Class A members of the Company and shareholder of AON Partners and Partners of Maryland. In addition, the Company was required to maintain certain financial covenants under these loan agreements relating to debt service coverage and levels of tangible net worth.
On April 20, 2020, the Company modified the arrangement and received an extension of the Truist Revolver from April 20, 2020 to June 4, 2020. On June 4, 2020, the Company received an extension of the Truist Revolver from June 4, 2020 to July 4, 2020. On July 4, 2020, the Company received an extension of the Truist Revolver from July 4, 2020 to September 4, 2020.
On September 4, 2020, the Company modified the arrangement and entered into an Amended and Restated Loan Agreement (“Restated Truist Revolver”), which reduced the bank’s commitment from $27.0 million to $10.0 million, extended the maturity date to September 3, 2021 and increased the interest rate on all amounts outstanding under the Revolver to the greater of LIBOR plus an applicable margin of 3.60% or 4.35%. All other provisions and warranties of the credit agreement remained unchanged. There were no borrowings outstanding at December 31, 2021.
PNC Loan Facility
On April 30, 2021 the Company entered into a Loan Facility with PNC (“PNC Loan Facility”) collateralized by the Company’s assets and outstanding patient accounts receivable. The PNC Loan Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. $34.6 million of proceeds from the PNC Loan Facility was used to pay off the Truist Term Loans and Truist Revolver. The remaining funds were made available for working capital and acquisition of additional physician practices.
The PNC Loan Facility is interest-only with total principal due at maturity on April 30, 2024. Interest accrues at one-month LIBOR or an alternate base rate plus 1.45%. The maximum balance of the PNC Loan Facility (“Borrowing Base”) is limited to the lesser of the Facility Limit ($65.0 million) or the fair value of the Company’s patient accounts receivable. The Company must maintain a balance of the lesser of the Borrowing Base or 65% of the Facility Limit in the first year and 75% of the Facility Limit in subsequent years (“minimum funding threshold”). The Company can repay the PNC Loan Facility up to the minimum funding threshold at any time without penalty. In accordance with the PNC Loan Facility, the Company pledged $10.0 million of collateral as restricted cash to be released quarterly in increments of $2.5 million. The Company had $5.0 million of restricted cash related to the Loan facility as of December 31, 2021. The restricted cash was fully released as of December 31, 2022.
On April 30, 2021, the Company entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and bears interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus .65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum will be due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. The Company is also subject to 0.20% unused line fee calculated per annum on the unused balance of the PNC Line of Credit.

On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit to $75.0 million. On February 14, 2022, the Company further amended the PNC Facility and PNC Line of Credit agreements. The primary changes included an increase of the PNC Facility limit from $75.0 million to $125.0 million, an increase of the PNC Line of Credit availability from $5.0 million to $10.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendment, the Company drew an additional $16.3 million in proceeds under the PNC Loan Facility. On August 15, 2022, the PNC Loan Facility and PNC Line of Credit agreements were amended again to reduce the availability under the PNC Line of Credit from $10.0 million to $1.0 million. As of December 31, 2022 and 2021, no draws had been made on the PNC Line of Credit.
Effective November 23, 2022, the Company entered into Waiver and Amendment No. 6 (“Waiver and Amendment”) under its PNC Facility Loan as the Company was not in compliance with the Delinquency Ratio financial covenant for the period ending October 31, 2022 and the requirement to provide certain annual financial statements. The Waiver and Amendment waives each event of default and also revised future delinquency percentages and financial statement requirements.
The PNC Loan Facility and PNC Line of Credit nonfinancial covenants include restrictions related to unpermitted property liens and the requirement of audited financial statements. Both agreements also contain several financial covenants, including the following ratios: accounts receivable default, delinquency, dilution, days sales outstanding, leverage, and fixed charge coverage. As of December 31, 2022, the Company was in compliance with all financial and nonfinancial debt covenants as required by both loan agreements.
The Company paid approximately $0.3 million and $1.1 million, respectively in debt issuance costs in connection with the Loan Facility in 2022 and 2021 which are being amortized to interest expense on a straight-line basis over the life of the various agreements. The Company recorded a loss on extinguishment of the debt issuance costs on the Truist Term Loans and Revolver in the amount of approximately $0.1 million in 2021.
Interest expense on long-term debt in 2022, 2021, and 2020, including amortization of debt issuance costs, was $3.4 million, $1.4 million, and $1.1 million, respectively.
12. Stockholders’ Equity
AON LLC had equity and stock-based compensation described below. The Company recasted Historical AON LLC Equity outstanding for the periods prior to the reverse recapitalization, equal to the Per Company Unit Exchange Ratio, pursuant to the Reverse Recapitalization, that was applied to the Class A, Class A-1, and Class B Units.
The economic interests of the members in AON LLC are represented by units consisting of Class A, Class A-1, and Class B membership units and AON LLC is authorized to issue an unlimited number of each class of units. The Amended and Restated Limited Liability Company Agreement (“Amended LLC Agreement”) dated October 20, 2017 specifies the members’ rights and obligations relating to contributions, distributions, allocation of income and loss and other matters.
Class A units
All Class A units are entitled to one vote per unit. The Class A units represent a percentage interest in AON LLC determined by subtracting all of the Class B units’ interests. However, the Class A units’ percentage shall not be less than 70%. There were 19,495,376 Class A units outstanding at December 31, 2022 and 2021 from an initial contribution of capital of $7.7 million.
Class A-1 units
In March 2020, AON LLC entered into the Second Amended and Restated Limited Liability Agreement (“Second Amended LLC Agreement”). The Second Amended LLC Agreement established another class of equity, Class A-1 units, of which 1,842,520 units were issued to the Class A-1 Member upon the contribution of capital of $30.0 million. The Class A-1 Member is an affiliate of AON LLC’s largest supplier of oncology products. The Class A-1 units have rights similar to Class A units including one vote per unit; however, the Second Amended LLC Agreement now provides for a cumulative, annually- compounded, unguaranteed, preferred return of 8.0% on Class A capital contributions and 4.0% on Class A-1 capital contributions. AON LLC paid an investment banking firm a fee of $1.5 million in connection with the closing of this transaction. The $30.0 million capital contribution less brokerage fees of $1.5 million is included as a net capital contribution of $28.5 million in the Consolidated Statements of Members’ Equity and Consolidated Statements of Cash Flows.
Class B units
Class B units are issued through the 2017 Profits Interest Plan adopted by the Company in October 2017. The Class B units are available to be granted to certain employees to promote the long-term growth and profitability of the Company and represent profits interest awards. Awards vest over a two-to-five-year period based on anniversary date for certain employees and cliff vest on the fifth anniversary date for certain other employees. All awards vest immediately upon a change in control of the Company. All unvested awards expire upon a grantee’s termination of employment. A grantee has no ability to put the award back to the Company absent a distribution or liquidation event. Class B units have no voting rights.
In March 2020, the Company entered into the Second Amended LLC Agreement and in connection with the admission of the Class A-1 Member, the Company restructured the waterfall, and removed the 30% collar on the Class B Units. In order to effectuate these changes, the Company adopted the Second Amended LLC Agreement and a new capital table which, assigned new numbers of Class B units based on their percentage interest relative to the Class A Members by a factor of 101 units. The changes to the capital table were expressly called out and approved by the Class A Members and Class B Members in their Signature Pages and Joinders to the Second Amended LLC Agreement.
Aggregate equity-based compensation expense recorded for the years ended December 31, 2021 and 2020 related to the Class B units was $20 thousand and is reflected in the carrying value of the Class B Units on the Consolidated Balance Sheets as of December 31, 2022 and 2021. Compensation expense for the year ended December 31, 2022 and unrecognized compensation expense related to unvested units was not material. As of December 31, 2022 and 2021, 5,614,176 Class B Units were outstanding and 4,703,628 Class B Units were vested. No Class B Units were issued, vested or forfeited during the year ended December 31, 2022.
13. Income Taxes
The income tax expense (benefit) in 2022, 2021, and 2020 consisted of the following:

	Year Ended December 31,
	2022	2021	2020
Current
Federal	$—	$(306)	$152
State	—	(20)	123
	—	(326)	275
Deferred
Federal	—	433	(922)
State	—	353	(136)
	—	786	(1,058)
Total income tax expense (benefit)	$—	$460	$(783)
The differences between the federal tax rate and the Company’s effective tax rate for the years ended December 31, 2022, 2021, and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
Federal statutory income tax rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	(11.94)	(97.95)	(0.80)
State rate change	(2.15)	(3.41)	0.07
Other	(3.71)	3.00	0.07
Nontaxable passthrough LLC income	(87.14)	(658.26)	(27.31)
Increase in valuation allowance	83.94	864.95	3.26
Effective tax rate	—%	129.33%	(3.71)%

Components of the net deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforwards	$6,589	$5,166
Accrued expenses	165	426
Deferred tax assets	6,754	5,592
Valuation allowance	(5,835)	(3,662)
Net deferred tax asset	919	1,930
Deferred tax liabilities
Prepaid expenses	—	64
Accounting method change	918	1,866
Fixed assets	1	—
Deferred tax liabilities	919	1,930
Net deferred tax asset	$—	$—
As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $25.4 million and $26.8 million, respectively. As of December 31, 2021, the Company had federal and state NOL carryforwards of $20.1 million and $20.5 million, respectively. The federal NOL carryforwards can be carried forward indefinitely and the state NOL carryforwards begin to expire in 2028.
During the years ended December 31, 2022 and 2021, the Company recorded an increase in the valuation allowance of $2.2 million and $3.0 million, respectively. The increase is primarily related to additional tax losses generated during the year.
As of December 31, 2022 and 2021, there are no liabilities related to uncertain tax positions. The Company recognizes interest and penalties related to unrecognized tax liabilities as a component of income tax expense, if any. The Company recognized no material interest and penalties during the years ended December 31, 2022, 2021, and 2020 and had no accrued interest or penalties as of December 31, 2022 and 2021.
The Company files income tax returns in the U.S. Federal jurisdiction and various state and local jurisdictions. The U.S. Federal and state and local tax returns are subject to examination for years 2019 and later. The Company does not currently have any open audits.
14. Related Parties

Transactions Notes Receivable
The Company entered into promissory notes with physicians of the Company. The notes receivable balances are satisfied through cash payments or settlements through the physicians’ compensation as part of their employee agreement. The notes receivable are amortized over a 60-month period as a reduction of compensation. The notes bear interest at the Company’s incremental borrowing rate (1.57% at December 31, 2022 and 1.55% at December 31, 2021).

	As of December 31,		Original Principal	Issue Date	Maturity Date
	2022	2021
Notes receivable
Note 2	$1,057	$1,294	$5,355	5/1/2019	4/30/2024
Note 3	119	217	491	6/1/2019	5/31/2024
Note 4	—	259	917	8/1/2019	7/31/2024
Note 6	351	680	1,111	5/22/2020	5/22/2023
Note 8	2,221	2,513	2,816	5/1/2020	5/1/2025
Note 9	125	—	125	1/24/2022	6/30/2023
Total notes receivables	3,873	4,963
Less: Current portion of notes receivable	(1,797)	(1,812)
Notes receivable, less current portion	$2,076	$3,151

Leases
The Company has operating leases for office facilities owned by employees of the Company. Total cash paid for leases to related parties for the years ended December 31, 2022, 2021, and 2020 was approximately $2.5 million, $2.3 million and $6.8 million, respectively.
Inventory Purchases/Concentration Risk
The Company purchases the majority of its pharmaceuticals inventory from a subsidiary under common control of the Class A-1 Member, which made an equity investment in AON in 2020. During the years ended December 31, 2022, 2021 and 2020, the Company purchased approximately $924.0 million, $731.0 million, and $574.0 million, respectively, from the related party. These purchases were approximately 88%, 83% and 88% as a percentage of cost of revenue for the years ended December 31, 2022, 2021 and 2020, respectively. At December 31, 2022 and 2021, the Company had $102.1 million and $88.8 million, respectively, included in accounts payable for invoices from the related party, representing 96% of total accounts payable at each balance sheet date.
15. Leases
The Company currently leases office facilities and equipment for its practices under noncancelable operating and financing lease agreements expiring on various dates through 2032. Certain of the leases contain renewal options which are exercisable at the Company’s discretion. These renewal options are considered in determining the lease term if it is reasonably certain that the Company will exercise such options. Additionally, the Company leases certain other office and medical equipment under month-to-month lease agreements.
Leases for ten of the Company’s facilities are controlled by related parties as of December 31, 2022. See Note 14. As of December 31, 2022, the operating ROU assets, net and lease liabilities related to these properties were $13.1 million and $13.5 million, respectively.
Right-of-use assets and lease liabilities consist of the following at December 31, 2022:

Assets
Operating lease right-of-use assets, net	$43,724
Finance lease right-of-use assets, net (included in property and equipment, net)	1,998
Total right-of-use assets	$45,722
Liabilities
Current
Current portion of operating lease liabilities	$9,177
Current portion of finance lease liabilities (included in accrued other)	425
Long-term	9,602
Long-term operating lease liabilities	37,224
Long-term finance lease liabilities (included in other long-term liabilities)	1,619
Total lease liabilities	$48,445
The components of lease costs recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) consist of the following for the year ended December 31, 2022:

Operating lease costs	$12,465
Finance lease costs
Amortization of finance lease right-of-use assets	523
Interest on finance lease liabilities (included in interest expense)	79
Variable lease costs	2,737
Total lease costs	$15,804

The following table reconciles the undiscounted cash flows expected to be paid in each of the next five years and thereafter recorded on the Consolidated Balance Sheet for operating and financing leases as of December 31, 2022:

	Operating Leases	Finance Leases
2023	$11,215	$491
2024	10,049	491
2025	7,762	469
2026	7,448	231
2027	6,528	166
Thereafter	11,067	429
Total lease payments	54,069	2,277
Less: amount representing interest	(7,668)	(233)
Present value of lease liabilities	46,401	2,044
Less: current portion of lease liabilities	(9,177)	(425)
Long-term lease liabilities, net of current portion	$37,224	$1,619
The weighted-average remaining lease terms as of December 31, 2022 for operating leases and finance leases are 5.68 years and 5.37 years, respectively. The weighted-average discount rates as of December 31, 2022 for operating leases and finance leases are 4.88% and 3.60%, respectively.
The cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2022 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$12,590
Operating cash flows from finance leases	79
Financing cash flows from finance leases	426
ROU assets obtained in exchange for new operating lease liabilities	9,811
Total rent expense prior to the adoption of ASC 842 for the years ended December 31, 2021 and 2020 was approximately $16.2 million and $11.3 million, respectively, which is primarily included in cost of revenues on the Consolidated Statements of Operations and Comprehensive Income (Loss).
16. Commitments and Contingencies

Florida Cancer Specialists Service
In October 2017, the Company entered into a Services Agreement (“Agreement’) with Florida Cancer Specialists, P.L. (“FCS”). FCS provides certain medical services and practice management and administration services to the various physician practices. These services include but are not limited to insurance billing, collections, accounts payable, purchasing, payroll processing, and compliance and coding support. The initial agreement has a five-year term which renews annually unless either party terminates with twelve months written notice. Fees for services are based on a percentage of full-time equivalent (“FTE”) revenue, as defined, subject to a maximum percentage per FTE at defined revenue levels. For the years ended December 31, 2021 and 2020, AON Partners and Partners of Maryland collectively incurred costs of approximately $4.7 million and $18.7 million, respectively, related to this Agreement which are included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss). As additional security for payments under the Agreement, AON LLC deposited $1.0 million with FCS. During 2021, the agreement was terminated, and the Company settled with FCS.
Contingencies
The Company, through its arrangements with certain contracts, is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick- back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures they believe will assure that the Company is in substantial compliance with these laws. From time to time, the Company may receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. Management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is complying in all material respects with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s consolidated financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare Program.
The Company and its affiliates are subject to various legal proceedings and claims arising in the normal course of their business. In the opinion of management, the amount of the ultimate liability, if any, with respect to these lawsuits and claims will not have a material effect on the consolidated financial statements of the Company.
17. Professional Liability Insurance
The Company has purchased claims-made professional liability insurance coverage through December 31, 2022 and 2021, covering up to $1.0 million per incident and $1.0 million in annual aggregate for each physician and covering up to $2.0 million per incident and $4.0 million in the aggregate at the entity level. The policy does not require a deductible per incident. As of December 31, 2022 and 2021, the gross malpractice insurance recovery balance was $2.2 million and $1.0 million, respectively, and the malpractice insurance reserve liability balance totaled $3.7 million and $2.2 million, respectively. The Company has a net tail liability of approximately $1.6 million and $1.1 million, respectively, for claims arising from incidents prior to December 31, 2022 and 2021 that are not yet reported as of December 31, 2022 and 2021.
18. Earnings (Loss) Per Share
The Company recast Historical AON LLC equity as AON Inc. common equity for all periods prior to the Reverse Recapitalization, refer to Note 2. However, as 100% of the net income (loss) of AON LLC prior to the Reverse Recapitalization is attributable to the Legacy AON Shareholders, basic and diluted earnings (loss) per share is zero for years ended December 31, 2022, 2021, and 2020.
19. Subsequent Events
The Company has evaluated subsequent events through April 27, 2023, the date these consolidated financial statements were available to be issued and has determined that the following subsequent event requires disclosure in the consolidated financial statements.
On February 28, 2023, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65.0 million in the form of newly issued convertible preferred securities, to be consummated concurrently with the closing of the DTOC Transaction.
In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through the date the consolidated financial statements were available to be reissued.